AMENDED AND RESTATED

OPERATING AGREEMENT

OF

BEARD PINNACLE, LLC

This Amended and Restated Operating Agreement of Beard Pinnacle, LLC, effective as of the 31st day of October 2006 (the “Effective Date”), is entered into by and among the Persons listed on Schedule I attached hereto (hereafter collectively referred to as the “PinnOak Parties” and individually as a “PinnOak Party”), and Beard Technologies, Inc., an Oklahoma corporation having its principal office at 5600 North May Avenue, Suite 320, Oklahoma City, Oklahoma 73112 (“BTI”), with respect to the following matters:

Whereas, on or about June 10, 2004, BTI formed Beard Pinnacle, LLC (the “Company”) and entered into an Operating Agreement for the Company (the “Operating Agreement”) for the purpose of forming the Company and prescribing the terms and conditions under which the Company would be governed, managed and operated;

Whereas, each of the PinnOak Parties has acquired a membership interest in and was admitted as a member of a Company pursuant to a Subscription Agreement entered into between the PinnOak Parties and the Company (the “Subscription Agreement”);

Whereas, the PinnOak Parties and BTI want this Agreement (i) to amend, restate, supersede, and replace the Operating Agreement, (ii) to govern the management and operation of the Company, and (iii) to set forth the rights, obligations, duties, and relationship of the owners of the Company;

Now, therefore, in consideration of the foregoing premises, the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PinnOak Parties and BTI agree as follows:

Article 1

Defined Terms

1.1          Definitions. Each of the following terms enclosed by quotation marks in this Article shall be a defined term, and each term enclosed by parentheses and quotation marks in the preamble, recitals or body of this Agreement, or specified as a defined term in this Agreement, shall also be a defined term. Wherever used in this Agreement, each term defined in this Agreement shall have the meaning ascribed to it in this Agreement. Each term that is defined in this Agreement in the singular shall include the plural of such term, and each term that is defined in this Agreement in the plural shall include the singular of such term.

“Act” means the Oklahoma Limited Liability Company Act, as hereafter amended from time to time.

“Adjusted Capital Account” shall mean the Capital Account maintained for each Member as provided in Article 5 as of the end of each fiscal year, (a) increased by an amount equal to such Member’s allocable share of Minimum Gain as computed on the last day of such fiscal year in accordance with the applicable Treasury Regulations and (b) reduced by the adjustments provided for in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4)-(6).

“Affiliate” means (i) any Person owning any of the equity ownership of a Member, (ii) any Person who can direct or cause the direction of the management and policies of a Member, whether by contract, ownership, order of a Governmental Authority or otherwise, (iii) any Person in which a Member owns more than ten percent (10%) of the equity ownership (a “Member Subsidiary”), (iv) any Person in which any Member and/or one or more Member Subsidiaries own more than ten percent (10%) of the equity voting ownership, or (v) any Person that a Member and/or one or more Member Subsidiaries can direct or cause the direction of the management and policies of that Person, whether by contract, ownership, order of a Governmental Authority or otherwise.

“Agreement” means this Amended and Restated Operating Agreement of Beard Pinnacle, LLC, as originally signed by the Members and as may be amended, modified, supplemented or restated from time to time in accordance with the terms hereof.

“Annual Net Cash Flow” means the amount equal to the cumulative revenues of the Company in a fiscal year over the expenses of the Company in that fiscal year determined in accordance with generally accepted accounting principles consistent with past practices, less (i) increases in components of working capital excluding cash and the current portion of debt and (ii) capital expenditures related to property, plant and equipment in such fiscal year, plus (i) decreases in components of working capital excluding cash and the current portion of debt and (ii) depreciation and amortization expenses for such fiscal year.

“Articles of Organization” means the Articles of Organization of the Company filed at the office of the Secretary, as may be amended, restated, modified or supplemented from time to time.

“Beard Designated Managers” shall have the meaning provided for that term in Section 4.2.

“Board of Managers” means the Persons duly elected, designated, selected or appointed, and then serving as Managers in accordance with this Agreement.

“Capital Contribution” means the total amount of cash and the fair market value of any other assets contributed or deemed contributed under the Code to the Company by a Member, net of liabilities assumed by the Company or to which the assets contributed are subject.

“Carrying Value” means with respect to any asset, the value of such asset as reflected in the Capital Accounts of the Members. The Carrying Value of any asset shall be such asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Carrying Value of any asset contributed by a Member to the Company will be the fair market value of the asset on the date of the contribution, as reasonably determined by the Manager;

(b)          The Carrying Value of all Company assets shall be adjusted to equal their respective fair market values, as reasonably determined by the Manager, upon (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for a Capital Contribution that is not de minimis; (ii) the distribution by the Company to a Member of Company property that is not de minimis as consideration for an interest in the Company; and (iii) the liquidation of the Company as provided in Section 6.7;

(c)          The Carrying Value of any Company asset distributed to any Member shall be adjusted to equal the fair market value of such asset on the date of distribution, as reasonably determined by the Manager;

(d)          The Carrying Value of an asset shall be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses; and

(e)          The Carrying Value of Company assets shall be adjusted at such other times as required in the applicable Treasury Regulations.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated pursuant thereto.

“Company” means Beard Pinnacle, LLC, the limited liability company governed by this Agreement.

“Company Nonrecourse Liabilities” shall mean nonrecourse liabilities (or portions thereof) of the Company for which no Member, or Person related to a Member, bears the economic risk of loss.

“Depreciation” means for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event Depreciation shall be determined under any reasonable method selected by the Manager), except that Depreciation for any property as to which the Company uses the “remedial allocation method” shall be computed in accordance with Treasury Regulation Section 1.704-3(d)(2).

“Effective Date” has the meaning provided for that term in the preamble or opening paragraph of this Agreement.

“Lien” means any lien, mortgage, pledge, deed of trust, indenture, security interest or charge against, covering, affecting or encumbering any real or personal property, or fixture, to secure the payment of a debt or performance of an obligation or undertaking.

“Majority Vote of the Managers” means the affirmative vote of a majority of the number of Managers then serving on the Board of Managers (i.e., more than 50%) who are entitled to vote upon the matter before the Board of Managers in accordance with this Agreement, which vote may be evidenced by a written consent of that Manager or those Managers.

“Majority Vote of the Members” means the affirmative vote of the Member or Members having a majority (i.e., more than 50%) of the aggregate percentage Membership Interests, which vote may be evidenced by a written consent of that Member or those Members, as applicable.

“Manager” means a Person elected or appointed to the Company’s Board of Managers in accordance with this Agreement to manage the Company as provided for in this Agreement.

“Member” means a Person who is (i) the owner of a Membership Interest or subsequently obtains or acquires a Membership Interest, and (ii) admitted as a member of the Company. As of the Effective Date, the Members are the PinnOak Parties and BTI.

“Member Nonrecourse Debt” shall mean any nonrecourse debt of the Company for which any Member, or Person related to a Member, bears the economic risk of loss.

“Member Nonrecourse Deductions” shall mean the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to a Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt distributed during the year to the Members who bear the economic risk of loss for such debt, as determined in accordance with applicable Treasury Regulations.

“Membership Interest” means an ownership or equity interest in the Company, which embodies and encompasses the owner’s rights in the Company, as provided for in this Agreement with respect to that ownership or equity interest, including, without limitation, the owner’s share of profits and losses of the Company, the right to receive distributions of the Company’s assets, and the right to vote or participate in management, all as more particularly provided for in this Agreement.

“Minimum Gain” attributable to Company Nonrecourse Liabilities or Member Nonrecourse Debt means an amount determined by computing, with respect to each Company Nonrecourse Liability or Member Nonrecourse Debt, as the case may be, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed of (in a taxable transaction) the Company property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed. Such amount shall be determined in a manner consistent with treasury Regulation Section 1.704-2(d).

“Net Profit” or “Net Loss” shall mean, with respect to any fiscal year or other fiscal period, the net income or net loss of the Company for such period, determined in accordance with federal income tax accounting principles and Section 703(a) of the Internal Revenue Code (including any items that are separately stated for purposes of Section 702(a) of the Internal Revenue Code), with the following adjustments:

(a)          any income of the Company that is exempt from federal income tax shall be included as income;

(b)          any expenditures of the Company that are described in Section 705(a)(2)(B) of the Internal Revenue Code or treated as so described pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(c)          if Company assets are distributed to the Members in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values in determining Net Profit and Net Loss;

(d)          in the event the Carrying Value of any Company asset is adjusted as provided in this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

(e)          gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis for such property differs from its Carrying Value;

(f)           in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period; and

(g)	items specially allocated under Section 6.5.3 shall be excluded.

“Person” means a natural person, corporation, general partnership, limited partnership, association, limited liability company, limited liability partnership, trust, or other legal entity, whether acting in an individual, fiduciary or other capacity.

“PinnOak Designated Manager” shall have the meaning provided for that term in Section 4.2.

“PinnOak Promissory Note” shall mean that certain promissory note dated October 7, 2005 evidencing amounts owed by the Company to PinnOak.

“PinnOak Revolver Account” shall mean amounts owed to PinnOak by the Company under that certain loan agreement dated as of _______________, 2007.

“Pond Fines Agreement” means that certain Amended and Restated Agreement for a Pond Fines Recovery Facility dated October 1, 2006, but effective as of September 1, 2005, between the Company and Pinnacle Mining Company, LLC.

“Pond Recovery Operations” shall have the meaning provided for that term in the Pond Fines Agreement.

“Prohibited Transactions” shall have the meaning provided for that term at Section 4.9.

“Secretary” means the Secretary of State of Oklahoma.

“Smith Branch Project Development Charge” shall have the meaning set forth in the Amended and Restated Contract Operating Agreement dated October 1, 2006 by and between BTI and the Company (the “Contract Operating Agreement”).

“Smith Branch Project Monthly Overhead Charge” shall have the meaning set forth in the Contract Operating Agreement.

“Smith Branch Project Monthly Service Charge” shall have the meaning set forth in the Contract Operating Agreement.

1.2	Construction.

1.2.1      The headings and titles in this Agreement are for guidance and convenience of reference only and do not limit or otherwise affect or interpret the provisions of this Agreement. Each reference made in this Agreement to a Section, Subsection or Article refers to the applicable Section, Subsection or Article in this Agreement, unless the context clearly indicates otherwise.

1.2.2      The words “this Agreement”, “herein”, “hereby”, “hereunder”, “hereof”, and words of similar import refer to this Agreement as a whole and not to any particular part of this Agreement unless the context clearly indicates otherwise.

1.2.3      Each reference made in this Agreement to an Exhibit refers to the applicable Exhibit attached hereto, unless the context clearly indicates otherwise. Each Exhibit attached hereto is made a part hereof.

Article 2

Organization of the Company

2.1          Formation. The Members hereby ratify, confirm, and approve the formation of the Company pursuant to the Act and the filing of the Articles of Organization at the office of the Secretary. From and after the date of this Agreement, the rights and obligations of the Members and the affairs of the Company shall be governed first by the mandatory provisions of the Act that as a matter of applicable law are required to control over any conflicting provision, second by the Articles of Organization, third by this Agreement, and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing preferences, the conflict shall be resolved in the order of priority set forth in the immediately preceding sentence.

2.2          Name of the Company. The name of the limited liability company formed by the Members under this Agreement and pursuant to the provisions of the Act shall be “Beard Pinnacle, LLC”.

2.3          Purpose. The Company may and is organized to engage in any lawful business, purpose or activity permitted under the Act so long as that business, purpose or activity is related in any manner to the Company’s conduct of or involvement in coal reclamation and recovery operations or any activity incidental thereto, including, without limitation, the Pond Recovery Operations. The Company may also engage in any other lawful activity or business agreed upon by all the Managers.

2.4          Term. The term of the existence of the Company shall begin upon the filing of the Articles of Organization with the Secretary and shall be perpetual, unless terminated pursuant to Article 8.

2.5          Principal Office. The principal office and place of business of the Company shall be located at 355 William Pitt Way, Pittsburgh, Pennsylvania 15238, or at any other location decided upon by a Majority Vote of the Members.

2.6          Resident Agent. The name and address of the Company's resident agent and office in the State of Oklahoma shall be Herb Mee, Jr., 5600 North May Avenue, Suite 320, Oklahoma City, Oklahoma 73112.

2.7          Powers. The Company shall have the authority and power permitted and provided under the Act for limited liability companies generally.

Article 3

Members

3.1          Members. The name, present mailing address, and taxpayer identification number of each Member are set forth on Exhibit “A” attached hereto.

3.2          Membership Interests. The Company is hereby authorized to issue one class of Membership Interest. A Membership Interest may, but is not required to be evidenced by a certificate of Membership.

3.3	Voting.

3.3.1      Except for any vote by the Members concerning (i) the appointment, selection, election, designation, removal or replacement of any Manager or (ii) any request by BTI or the Board of Managers for the Members to authorize the Company to undertake any one or more of the Prohibited Transactions provided for at Section 4.9, each Member shall be entitled to vote at every meeting of the Members at which there is a vote by the Members on any matter, based upon such Member's percentage Membership Interest as of the date of such meeting. As of the Effective Date, the percentage Membership Interest of each Member is set forth on Exhibit “A” attached hereto. Unless otherwise expressly provided herein, all matters which require approval or consent of the Members shall be decided by the affirmative vote or consent of a Majority Vote of the Members.

3.3.2      Each Manager shall be appointed, elected, designated, selected, replaced, and removed as provided for in Article 4.

3.3.3      A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized attorney-in-fact. Unless otherwise provided by applicable law, a proxy shall be in writing and shall be void and not counted in any vote occurring after one hundred eighty (180) days from the date the proxy is made, as set forth on its face.

3.3.4      Any action of the Members may be taken without a meeting if the Members required to consent to the action to be taken, if the action had been taken at a meeting of Members, consent to such action in writing. The written consents shall be filed with the records of the meetings of the Members. Such actions by consent shall be treated for all purposes as actions taken at a meeting. Any Manager acting with the written consent of the Members may make any decisions on behalf of the Company.

3.4	Meetings of the Members.

3.4.1      A meeting of the Members may be called at any time by any Member. Meetings of Members shall be held at the Company's principal place of business in Pittsburgh, Pennsylvania, or at any other place agreed upon by a Majority Vote of the Members. Not less than ten (10) nor more than ninety (90) days before each meeting, the Member calling the meeting shall give written notice of the meeting to each Member. The notice shall state the time, place, and purpose of the meeting. If agreed upon by a Majority Vote of the Members, the meeting may be conducted by telephone.

3.4.2      Each Member shall be conclusively deemed to have waived notice of any meeting if before or after the meeting the Member signs a waiver of the notice which is recorded in the Company’s records of the Members' meetings, or such Member is present at the meeting in person or by proxy. At each meeting of the Members, the presence in person or by proxy of a Member or Members who has or have, as applicable, a Majority Vote of the Members shall constitute a quorum unless this Agreement provides otherwise.

3.5            Unauthorized Actions. Notwithstanding any other provision in this Agreement to the contrary, any Member or Manager who takes any action or binds the Company in violation of this Agreement shall be solely responsible for any and all losses, damages, and expenses incurred by the Company as a result of the unauthorized action, and such Member or Manager, as applicable, shall defend, indemnify, and hold harmless the Company with respect to any such loss, damage or expense.

3.6            Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless provided in a written agreement approved in accordance with Section 3.3.3 hereof, no Member shall be entitled to compensation for services performed for the Company or reimbursement for expenses incurred in connection with the activities of the Company.

3.7            Indemnification. The Company shall defend, indemnify and hold harmless each Member from and against any liability or damages for any act performed by the Member with respect to the Company’s activities, unless such act constituted (i) a breach by the Member of this Agreement or of the Member's duty of loyalty, (ii) was not in good faith, (iii) involved intentional misconduct or knowing violation of law, (iv) resulted in the receipt of an improper personal benefit, or (v) constituted gross negligence.

3.8            Business Activities. Nothing in this Agreement shall be deemed to restrict in any way the rights of any Member, or of any Affiliate of any Member, to conduct any other business or activity whatsoever, and no Member shall be accountable to the Company or to any other Member with respect to that business or activity unless it constitutes a violation of this Agreement. The organization of the Company shall be without prejudice to the Members' respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of any other Member or the Member's Affiliates.

Article 4

Board of Managers

4.1          Board of Managers. Except as otherwise provided in this Agreement, the day-to-day operation and the business and affairs of the Company shall be managed and conducted by and under the direction of the Board of Managers. Except as otherwise expressly provided in this Agreement, the Board of Managers shall exercise control over all aspects of, and have full and complete authority and discretion to make any and all decisions concerning the Company's business and affairs. The Board of Managers shall also perform all orders and resolutions of the Members, as decided by a Majority Vote of the Members. A Manager may, but is not required to be a Member.

4.2          Number of Managers. The Board of Managers shall consist of three (3) Managers, one (1) of which shall be designated or appointed by BTI (the “Beard Designated Managers”) and two (2) of which shall be designated or appointed by the PinnOak Parties (the “PinnOak Designated Managers”). The initial Beard Designated Manager shall be C. David Henry; the initial PinnOak Designated Managers shall be Joe Wetzel and Bob Helmandolar.

4.3          Term of Managers. Each Manager on the Board of Managers shall be elected for a term of one (1) year and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal. Each Member may replace or substitute any Manager selected by it at its sole discretion at any time and from time to time, but no such substitution or replacement shall be effective until the other Member receives written notice of that replacement or substitution. If a Beard Designated Manager resigns or is removed as a member of the Board of Managers, BTI shall designate his or her successor. If a PinnOak Designated Manager resigns or is removed as a member of the Board of Managers, the PinnOak Parties shall designate his or her successor.

4.4          Delegation; Officers. Subject to Section 3.6, the Board of Managers shall designate and delegate such authority to its employees or other Persons to perform tasks assigned by the Board of Managers to those employees or other Persons, as the Board of Managers deems necessary or advisable, and in the best interests of the Company. Except as otherwise expressly provided herein, all decisions, actions and approvals by the Board of Managers shall be made or effected by a Majority Vote of the Managers. The day to day operations of the Company shall be managed by the officers of the Company who will be elected by the Board of Managers. The officers shall consist of a Chairman, Vice Chairman, President, one or more Vice Presidents, a Secretary, a Treasurer and may consist of such other officers and assistant officers as the Board of Managers may determine. Each officer or assistant officer shall serve at the pleasure of the Board of Managers. The compensation, if any, of all officers and assistant officers shall be fixed by, or pursuant to authority delegated by, the Board of Managers from time to time. Any two or more offices may be held by the same person. The following officers of the Company shall serve at the pleasure of the Board of Managers until their successors are elected: Chairman-William M. Beard; Vice Chairman-Herb Mee, Jr.; President-C. David Henry; and Vice President, Secretary and Treasurer-Michael F. Nemser.

4.5          Indemnity of Managers. No Manager of the Company shall be liable, responsible or accountable for damages or otherwise to the Members or the Company for any act taken or performed or for any omission to act, if that act or failure to act does not constitute willful misconduct or recklessness. In any threatened, pending or completed action, suit or investigation in which any Manager was or is a party by virtue of his status as a Manager, the Company shall, solely from the Company’s assets, indemnify that Manager against judgments, settlements, penalties, fines or expenses, including, without limitation, attorneys' fees, incurred by such Manager in connection therewith, so long as that Manager’s action or failure to act does not constitute willful misconduct, recklessness, a breach of loyalty, lack of good faith, knowing violation of applicable law, or a transaction from which that Manager derived an improper personal benefit. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all other rights and remedies to which the Managers shall be entitled, whether pursuant to some other provision of this Agreement under applicable law.

4.6          Resignation of Manager. Any Manager may resign from the Board of Managers at any time by giving written notice to the Company. The resignation of any Manager shall take effect upon the later of the Company’s receipt of that notification or at such other time specified in the notice. The Company’s acceptance of any Manager’s resignation shall not be necessary to make the resignation effective.

4.7          Removal of Managers. A Manager may be removed at any time, with or without cause, by the Member or Members who selected or appointed that Manager.

4.8          Vacancies. Any vacancy on the Board of Managers shall be promptly filled by the Member or Members, as applicable, who selected or designated the Manager who is no longer serving on the Board of Managers.

4.9          Restrictions on Managers’ Authority. The authority of the Board of Managers to control, manage and direct the day-to-day business operations of the Company shall not include the following concerns (the “Prohibited Transactions”), unless authorized by a Majority Vote of the Members which Majority Vote must include the vote of BTI:

(a)          The Company’s issuance, sale or redemption of any Membership Interest, or any right or option to acquire any Membership Interest or approval of admission of any new Member or the transfer of any Membership Interest;

(b)          The Company’s acquisition of any capital stock, membership interest or other equity ownership interest in any other Person;

(c)          The Company’s acquisition of all or substantially all the assets and properties or any business of any Person;

(d)          The Company’s sale of all or substantially all of its assets in a single transaction or series of related transactions, except sales of products and services to the Company’s customers in the ordinary course of the Company’s business;

(e)          The Company’s entering into any transaction or series of related transactions (excluding the Pond Fines Agreement) between the Company, on the one hand, and any Member or Manager, or any Affiliate of any Member or Manager, which involve the aggregate sum of Fifty Thousand Dollars ($50,000) or more;

(f)           The Company’s commencement of any bankruptcy or similar proceedings involving the Company as debtor;

(g)          The Company’s amendment or modification to its Articles of Organization;

(h)          The Company’s execution of any promissory note, guarantee or similar debt instrument whereby the Company becomes obligated to repay an indebtedness to or of any Person;

(i)	The Company’s loan to any Person;

(j)           The Company’s grant of any Lien, except a Permitted Lien, covering any of the assets of the Company, except in the ordinary course of the Company’s business;

(k)          The Company’s compromise or renegotiation of debts owing by or to the Company;

(l)           The Company’s change of its fiscal year or method of accounting, except as required by applicable Law; and

(m)         The Company’s expenditure of funds for any purpose not in the ordinary course of the Company’s business.

(n)	Materially change the purpose or scope of the Company’s business.
(o)	Approve the annual operating plan and budget of the Company.

(p)          Approve the selection of or change of the independent accountants to the Company.

4.10          Meetings of the Managers. Except as otherwise agreed by a Majority Vote of the Members, the Board of Managers shall meet at least once each calendar month and may be called upon the request of any Manager. Meetings of the Board of Managers may be held by telephone. At each meeting of the Managers, the presence of one Manager appointed by BTI and one Manager appointed by the PinnOak Parties shall constitute a quorum for the transaction of business.

Article 5

Capital; Capital Accounts

5.1          Capital Accounts. The Company shall establish and maintain a Capital Account for each Member. A Member’s Capital Account shall be credited with the amount of (i) the Member’s capital contributions made to the Company, (ii) the Member’s distributive share of the Net Profits of the Company and (iii) any items in the nature of income or gain that are specially allocated to the Member pursuant to Section 6.5.3 aside from subsection (g) thereof. A Member’s Capital Account shall be debited with (i) the amount of the Member’s allocation of net losses of the Company, (ii) the amount of cash distributions made to it, (iii) the fair market value of any non-cash assets distributed to it (net of liabilities secured by those assets that the Member is considered to assume or take subject to under the Code) and (iv) any items in the nature of loss or deduction that are specially allocated to the Member pursuant to Section 6.5.3 aside from subsection (g) thereof. A Member’s Capital Account shall otherwise appropriately reflect transactions of the Company and the Members with respect to the Company.

5.2          Capital Contributions. If, from time to time after the date of this Agreement, either Member contributes money or other property to the Company in furtherance of the purposes of the Company, or for the purpose of permitting the Company to satisfy its obligations to any third party, such Member shall be treated as having made a Capital Contribution equal to the value of such money or other property, except as otherwise provided in this Agreement.

5.3          No Additional Capital Contributions Required. No Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligations of the Company.

5.4          Return of Capital Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to the return of or to withdraw any Capital Contribution. No Member or Manager shall be personally liable for the return of any Capital Contribution of any Member. Any return of Capital Contributions shall be made solely from the assets of the Company. Except as otherwise provided in this Agreement, if a Member is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Member in return of the Capital Contribution. No Member shall be entitled to receive interest on its Capital Account or any contributions or distributions made to the Member by the Company.

Article 6

Profits, Losses, Distributions and Loans

6.1	Distribution of Net Cash Flow.

6.1.1      No later than forty-five (45) days after each fiscal year of the Company, the Board of Managers shall inform the Members in writing whether the Board of Managers recommends that the Company make a distribution of Annual Net Cash Flow for that fiscal year to the Members and the amount, if any, of that distribution. If the Company has Annual Net Cash Flow for a fiscal year but the Board of Managers recommends that some or all of that Annual Net Cash Flow not be distributed to the Members, then the Board of Managers shall inform the Members with reasonable specificity in its recommendation the basis for its decision. A distribution of Annual Net Cash Flow shall not be made if and to the extent, in the reasonable opinion of the Managers, as determined by a Majority Vote of the Managers, the Company would not have sufficient working capital (i) to timely satisfy the Company’s debts and obligations as they become due including, without limitation, the obligations under any sale-leaseback transaction entered into by the Company; (ii) to distribute to the Members an amount equal to thirty-five percent (35%) of the Net Profits, if any, allocable to the Members in such fiscal year; (iii) to satisfy in full any interest and principal owing under the PinnOak Revolver Account; (iv) to pay any past due and current monthly payments of interest and principal under the PinnOak Promissory Note; (v) to pay any past due and current monthly payments of the Smith Branch Project Monthly Overhead Charge and the Smith Branch Project Monthly Service Charge: (vi) provided the PinnOak Promissory Note has been paid in full and there is no unpaid principal under the PinnOak Revolver Account, to pay any past due and current payments of the Smith Branch Project Development Charge; and (vii) to distribute any excess Annual Net Cash Flow in accordance with the terms of Section 6.1.3 hereof. The Members expressly authorize the Managers to borrow funds under the PinnOak Revolver Account if necessary to fund payments and/or distributions under Sections 6.1.1 (i) and (ii) of this Agreement. Distributions of cash by the Company to the Members (other than distributions for taxes under Section 6.1.1(ii) hereof) shall be deemed to relate to Annual Net Cash Flow on a “first in first out” basis such that if in any year the Company does not distribute the full amount of the Annual Net Cash Flow any distributions of cash in future years shall be deemed to be distributions of the remaining balance of the Annual Net Cash Flow from the prior year(s). Any distribution of prior year Annual Net Cash Flow shall be distributed in accordance with Section 6.1.3 hereof giving appropriate credit for prior distributions of such year’s Annual Net Cash Flow.

6.1.2      If any Manager does not vote in favor of a distribution of Annual Net Cash Flow because the Manager has reasonably concluded that the Company may not have sufficient working capital to satisfy its contractual or on-going operational obligations and undertakings during the immediately succeeding fiscal year, then that Manager shall be conclusively deemed to not have breached any duty, obligation or responsibility of any nature or kind to any Member as a result of that vote.

6.1.3      If the Managers have authorized a distribution of Annual Net Cash Flow with respect to any year, the amount authorized shall be promptly distributed by the Company as follows:

(a)          One hundred percent (100%) of the first Five Hundred Thousand Dollars ($500,000) of Annual Net Cash Flow authorized to be distributed shall be distributed to the PinnOak Parties in accordance with their respective Membership Interests set forth at Exhibit “A”.

(b)          After the distribution provided for in Section 6.1.3(a) is made, fifty percent (50%) of the next Three Hundred Thousand Dollars ($300,000) of Annual Net Cash Flow authorized to be distributed shall be distributed to the PinnOak Parties in accordance with their respective Membership Interest set forth as Exhibit “A” and the remaining fifty percent (50% shall be distributed to BTI.

(c)          After the distribution provided for in Section 6.1.3(b) is made, eighty percent (80%) of the next One Million Dollars ($1,000,000) of Annual Net Cash Flow authorized to be distributed for that fiscal year shall be distributed to PinnOak in accordance with their respective Membership Interests set forth at Exhibit “A” and the remaining twenty percent (20%) of such amount shall be distributed to BTI.

(d)          After the distribution provided for in Section 6.1.3(c) is made, seventy-seven point five percent (77.5%) of the next Five Hundred Thousand Dollars ($500,000) of Annual Net Cash Flow authorized to be distributed for that fiscal year shall be distributed to the PinnOak Parties in accordance with their respective Membership Interests set forth at Exhibit “A” and the remaining twenty-two point five percent (22.5%) of such amount shall be distributed to BTI.

(e)          After the distribution provided for in Section 6.1.3(d) is made, seventy five percent (75%) of all remaining Annual Net Cash Flow authorized to be distributed for that fiscal year shall be distributed to the PinnOak Parties in accordance with their respective Membership Interests set forth at Exhibit “A” and the remaining twenty five percent (25%) of such amount shall be distributed to BTI.

6.2            Preparation of Annual Net Cash Flow Statement. Within sixty (60) days after each fiscal year of the Company, the Company shall provide to the Members a written statement reflecting the Annual Net Cash Flow for that fiscal year and itemizing with reasonable specificity by type and amount all revenues received, and the types and amounts of expenses incurred, during that fiscal year and a calculation of the Annual Net Cash Flow, if any, as of the end of that fiscal year.

6.3            Deficit Balances. No Member shall have any obligation to the Company by reason of the existence of any negative Annual Net Cash Flow, deficit or loss by the Company. No distribution of Annual Net Cash shall be subject to refund because of a negative Annual Net Cash Flow in a subsequent fiscal year.

6.4            Audit. The Company shall maintain at its principal place of business in Pittsburgh, Pennsylvania, or at such other location in the United States determined by a Majority Vote of the Managers, at the Company’s sole election, books of accounts and records in accordance with acceptable accounting and bookkeeping practices, detailing the Company’s financial status and reflecting the status of the Company’s profits and losses. Any Member and its representatives (subject to their agreement to the confidentiality provisions of this Agreement) may, at that Member’s sole expense and upon at least thirty (30) days’ prior notice to the Company, examine, inspect, review, audit and make copies of all such books and records.

6.5            Allocation of Tax Items. The Members shall share Net Profits and Net Losses and all related items of income, gain, loss, deduction and credit for federal income tax purposes as follows:

6.5.1      Net Profits or Net Loss for any fiscal year shall be allocated among the Members in such manner as shall cause the Capital Accounts of the Members to equal, as nearly as possible, the amounts such Members would receive if all cash on hand at the end of such year were distributed to the Members under Section 6.1.3, and all assets on hand at the end of such year were sold for cash at the Carrying Values of such assets, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to any Company Nonrecourse Liabilities and Member Nonrecourse Debt, to the Carrying Values of the assets securing each such liability) and any remaining cash were distributed to the Members under Section 6.1.3.

6.5.2      The Manager shall make the foregoing allocations as of the last day of each fiscal year; provided, however, that if during any fiscal year of the Company there is a change in any Member’s interest in the Company, the Manager shall make the foregoing allocations as of the date of each such change in a manner which takes into account the varying interests of the Members and in a manner the Manager reasonably deems appropriate.

6.5.3      Notwithstanding any of the provisions of this Section 6.5 to the contrary:

(a)          If during any fiscal year of the Company there is a net increase in Minimum Gain attributable to a Member Nonrecourse Debt that gives rise to Member Nonrecourse Deductions, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company deductions and losses for such year (consisting first of cost recovery or depreciation deductions with respect to property that is subject to such Member Nonrecourse Debt and then, if necessary, a pro rata portion of the Company’s other items of deductions and losses, with any remainder being treated as an increase in Minimum Gain attributable to Member Nonrecourse Debt in the subsequent year) equal to such Member’s share of Member Nonrecourse Deductions, as determined in accordance with applicable Treasury Regulations.

(b)          If for any fiscal year of the Company there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, each Member shall be allocated items of Company income and gain for such year (consisting first of gain recognized from the disposition of Company property subject to one or more Company Nonrecourse Liabilities and then, if necessary, a pro rata portion of the Company’s other items of income and gain, and if necessary, for subsequent years) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure with such Member commencing to bear the economic risk of loss as to all or part of any Company Nonrecourse Liability or by such Member contributing capital to the Company that the Company uses to repay a Company Nonrecourse Liability), as determined in accordance with applicable Treasury Regulations.

(c)          If for any fiscal year of the Company there is a net decrease in Minimum Gain attributable to a Member Nonrecourse Debt, each Member bearing the economic risk of loss for such Member Nonrecourse Debt shall be allocated items of Company income and gain for such year (consisting first of gain recognized from the disposition of Company property subject to Member Nonrecourse Debt, and then, if necessary, a pro rata portion of the Company’s other items of income and gain, and if necessary, for subsequent years) equal to such Member’s share of such net decrease (except to the extent such Member’s share of such net decrease is caused by a change in debt structure such that the Member Nonrecourse Debt becomes partially or wholly a Company Nonrecourse Liability or by the Company’s use of capital contributed by such Member to repay the Member Nonrecourse Debt) as determined in accordance with applicable Treasury Regulations.

(d)          The Net Losses allocated pursuant to this Article shall not exceed the maximum amount of Net Losses that can be allocated to a Member without causing or increasing a deficit balance in the Member’s Adjusted Capital Account balance. All Net Losses in excess of the limitations set forth in this Section 6.5 shall be allocated to Members with positive Adjusted Capital Account balances remaining at such time in proportion to such positive balances.

(e)          In the event that a Member unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in such Member’s Adjusted Capital Account, items of Company income and gain shall be allocated to that Member in an amount and manner sufficient to eliminate the deficit balance as quickly as possible.

(f)           The allocations set forth in subsections (a), (b), (c), (d) and (e) of this Section 6.5 (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations that are made be offset either with other Regulatory Allocations or with special allocations pursuant to this Section 6.5.3(f). Therefore, notwithstanding any other provisions of this Section 6.5 (other than the Regulatory Allocations), such offsetting special allocations shall be made in such manner so that, after such offsetting allocations are made, each Member’s Adjusted Capital Account balance is, to the extent possible, equal to the Adjusted Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 6.5.1 and 6.5.2.

(g)          In the case of any property the Carrying Value of which differs from its adjusted tax basis, items of income, gain, loss and deduction shall, solely for income tax purposes, be allocated as required under Section 704(c) of the Internal Revenue Code and the applicable Treasury Regulations to take account of such difference. In making such allocations (including, but not limited to, allocations of tax items under Treasury Regulation Section 1.704-1(b) (4) (i)), the Company shall use the remedial allocation method as set forth in Treasury Regulation Section 1.704-3(d).

(h)          In the event Membership Interests are issued to a Person and the issuance of such Membership Interests results in items of income or deduction to the Company, such items of income or deduction shall be allocated to the Members immediately before the issuance of such Membership Interests.

6.6	Nonliquidating Distributions.

6.6.1      In the event of any non-liquidating distributions of property in kind, the distributed property shall be treated as if sold for its fair market value during the year in which the property is distributed, as reasonably determined by the Company, and the Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would have been realized on the books of the Company had the property been sold for its fair market value and the proceeds received. Any such distribution shall be made in accordance with Article 6.

6.6.2      No distribution from the Company to a Member may be made if, after giving effect to the distribution, the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than the sum of its total liabilities, and no distributions shall be made by the Company or any fund therefore be established by the Company at such time as the terms and provisions of any loan agreement or any similar agreement to which the Company is then a party and which is then in effect, specifically prohibit such distribution or establishment of such fund, or provide that such distribution or establishment of such fund would constitute a breach thereof or a default (or event which with notice or the passage of time, or both, could become an event of default) thereunder.

6.7            Duration, Termination, and Liquidation Distributions. Upon the termination or liquidation of the Company, a final audit shall be made by the Company's auditors, and all of the properties and assets of the Company shall be distributed in liquidation as follows:

(a)          All of the property and assets, if any, other than cash, shall be sold or collected and, to the extent feasible, reduced to cash within a period of one (1) year (or such shorter or longer period as may be agreed) from the date of such termination. Each Member shall have the right to bid on and purchase any or all of the property and assets being sold.

(b)          All the Company's debts, liabilities and obligations, including any loans or advances or amounts paid as guarantees by a Member, shall be promptly paid in full or reserves therefore shall be set aside. A reasonable time shall be allowed for the orderly liquidation and discharge of the liabilities of the Company. Each Member shall be furnished with a statement, prepared by the Company's auditors, setting forth the total amount of the assets available for distribution after satisfaction of all liabilities.

(c)          All remaining cash and other assets shall then be distributed to the Members in accordance with Article 6.

If the liabilities of the Company shall exceed the assets available for distribution, no Members shall be obligated to make a loan or Capital Contribution to the Company to satisfy those liabilities.

6.8            Loans. If by a Majority Vote of the Members, the Members determine that the Company requires additional funds for operations or to repay indebtedness incurred by the Company for such purpose, or for any other purpose consistent with the purposes of the Company, any one or more of the Members or their respective Affiliates may, but shall not be required to, loan such funds to the Company as may then be required by the Company. Each loan made pursuant to this Section shall not constitute additional capital contributions and shall be payable in accordance with this Section. Each such loan shall be in writing and shall contain such terms and conditions as the Managers may reasonably determine and shall be approved by the Members as set forth in Section 3.3.3 hereof.

6.9            Obligations. The obligations of the Members, including, without limitation, any obligation to make Capital Contributions or other contributions to the Company, to guaranty obligations of the Company, or reimburse other Members, may be enforced only by the Company or by the other Members and do not constitute “supporting obligations” under the Oklahoma Uniform Commercial Code. Under no circumstances shall any third party have any rights under this Agreement or otherwise to enforce any obligation of the Company against any Member. None of the provisions of this Agreement shall be for or are intended to be for the benefit of or enforceable by any creditors of the Company, except as otherwise expressly and specifically provided in this Agreement.

Article 7

Dissolution, Liquidation, and

Termination of the Company

7.1             Events of Dissolution. The Company shall dissolve and its affairs shall be wound up only upon the earlier of (i) the unanimous written consent of the Members or (ii) the entry of a decree of dissolution of the Company under the Act.

7.2             Procedure for Winding Up and Dissolution. If the Company is dissolved, the remaining Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Members who are creditors, in satisfaction of the liabilities of the Company, and then to the Members in accordance with Article 6, except as otherwise provided in this Agreement or mandated by the Act.

7.3             Filing of Articles of Dissolution. If the Company is dissolved, the Members shall promptly file Articles of Dissolution or other applicable certifications with the Secretary. If there are no remaining Members, the Articles shall be filed by the last Person to be a Member; if there are no remaining Members, or a Person who last was a Member, the Articles shall be filed by the legal or personal representatives of the Person who last was a Member.

Article 8

Books, Records, Accounting, and Tax Elections

8.1            Books and Records. The Company shall maintain its books and records on such basis as shall be determined by the Members and in accordance with sound and generally accepted accounting principles, showing all costs, expenditures, sales, receipts, assets and liabilities, and profits and losses and all other records necessary, convenient or incidental to recording the Company's business and affairs and sufficient to record the allocation of profits, losses and distributions as provided in this Agreement. In connection therewith, the Company may employ, on behalf of and at its expense, such employees and accountants as in its discretion may be necessary or desirable. Books and records concerning the Capital Accounts and financial affairs of the Company shall be kept at the Company’s principal place of business or at such other place within the United States agreed upon by the Managers. Those records shall be open at all reasonable times to access and inspection by the Members.

8.2            Fiscal Year; Reports. The Company’s fiscal year shall be the calendar year, unless changed by a Majority Vote of the Members. At least quarterly or more frequently if required by a Majority Vote of the Members, an unaudited statement of operations of the Company shall be prepared and submitted to the Members. If requested by a Member, the Company shall have an audit of its books made by a firm of public accountants as reasonably selected by a Majority Vote of the Members. The Managers shall have prepared at Company expense, the following documents: (i) within ninety (90) days following the end of the Company’s Fiscal Year, Internal Revenue Service Form K-1 or similar form as may be required by the Service stating the Member’s allocation of income, gain, loss or credit for the fiscal year (“Tax Statements”) (if and so long as the Company is taxed under Subchapter K of the Code); (ii) monthly management reports (to consist of an unaudited profit and loss statement, an unaudited statement of cash flows and an unaudited condensed balance sheet) (“Monthly Management Reports”); and (iii) financial statements (balance sheet, statement of profits or losses, Members’ equity, and changes in financial position) on an annual basis, which shall be prepared in accordance with GAAP and shall present fairly the financial condition and results of operations of the Company as of the end of and for the period covered thereby (“Financial Statements”). The Managers, at Company expense, shall cause to be prepared and timely filed with appropriate federal and statement regulatory and administrative bodies, all reports required to be filed with such entities under then-current applicable laws, rules and regulations. Such reports shall be prepared on the accounting or reporting basis required by such regulatory bodies. Any Member shall be provided with a copy of any such report upon request and without expense to such Member. The Managers shall cause all income tax information returns for the Company to be prepared and timely filed with the appropriate authorities.

8.3            Tax Election / Tax Matters Member. The Company shall at all times elect to be treated as a pass-through entity for the income tax purposes. The Regent Investment Company, LP shall be the tax matters Member (the “Tax Matters Member”). The Tax Matters Member shall have the responsibility of a tax matters partner specified under the Code. The Tax Matters Member shall give notice to all Members of any audit or review of the Company by the Internal Revenue Service or state tax authority and shall make such additional reports to all the Members as are reasonably necessary to keep them informed of the status of any such review or audit and any negotiations, proposed settlements or litigation related thereto and shall inform the Members of the manner in which they may opt out of any proposed settlements.

8.4            Bank Accounts. All receipts, funds and income of the Company shall be deposited in such banks and on such terms as is determined by a Majority Vote of the Managers. There shall be no commingling of the moneys and funds of the Company with moneys and funds of any other Person, and the Company’s monies and funds shall be maintained in separate and distinct accounts.

Article 9

Transfers; New Members

9.1            Transfer of Interest in the Company. Except for the transfers authorized in this Section, no Member shall transfer any Membership Interest or any other legal or equitable interest in the Company. Except for a transfer of all the Membership Interest of a Member to an Affiliate of that Member, no transfer of any interest in the Company shall be permitted without the prior written approval of a Majority Vote of the Members. If approved by the Members, the transfer to a non-Affiliate must be on the terms described by the proposed transfer to the Members. Except for a transfer of a Membership Interest by a Member to an Affiliate of that Member, each Member shall have the right to acquire all (but only all) the Membership Interest proposed to be transferred by a Member to any other Person in a proposed transfer approved by a Majority Vote of the Members upon the same terms as described in the meeting held by the Members to vote upon the approval of the proposed transfer. Each Member must exercise that preferential right within five (5) days after the meeting in which the transfer in question was approved. In the event the preferential right is oversubscribed, the Membership Interest so offered shall be allocated among the Members who exercise the preferential right pro rata in accordance with their respective Membership Interest. Any act in violation of this Article shall be null and void. For purposes of this Article, “transfer” shall include any and all means by which a Member may be divested of record or beneficial ownership of all or any part of his interest in the Company, including divestment by sale, exchange, gift, assignment, operation of law, merger, pledge or otherwise.

9.2            Record Ownership. The name and address of each Member of the Company shall be recorded in the Company’s books and records. The Company shall be entitled to treat the record Member as the owner in fact of the interest in the Company and, accordingly, shall not be bound to recognize any equitable or other claim to ownership of such Membership Interest, whether it shall have express or other notice thereof, except as required by Oklahoma law.

9.3            Transfer of Membership Interest. A Transfer of Membership Interest shall be made on the books of the Company only by an instrument in writing executed by the Person named as the owner of the Membership Interest or such Person’s attorney-in-fact, lawfully constituted in writing.

9.4	Admission of New Members.

9.4.1      Upon a Transfer of a Membership Interest permitted by this Agreement, the transferee of such Membership Interest shall be accorded the rights of a mere assignee of a limited liability company interest (i.e., shall have no governance or management rights) and shall not become a Member unless and until (i) the transferor delivers to the Company a written assignment of the Membership Interest, (ii) the transferee agrees in writing to be bound by the terms of this Agreement, and (iii) the Members by a Majority Vote of the Members consent in writing to the Transfer and approve the admittance of the transferee as a Member, which approval may be granted or withheld by each of the Members in its sole and absolute discretion, except with respect to any transfer to an Affiliate of a Member.

9.4.2      The admission of a transferee as a Member with respect to a transferred Membership Interest shall become effective on the date the Members give their unanimous written consent to the admission and the books and records of the Company have been modified to reflect such admission. A Member may only transfer all of its Membership Interests and shall cease to be a Member of the Company upon a transfer of that Membership Interests in accordance with this Article and the execution of a counterpart of this Agreement by the transferee and shall have no further rights as a Member in or with respect to the Company.

9.5            Withdrawal of a Member. A Member has neither the power nor the right to withdraw as a Member until the Member obtains the prior written consent of a Majority Vote of the Members. A Member who withdraws without obtaining the prior written consent of a Majority Vote of the Members shall thereafter not be entitled to participate or have its designated Manager participate in the management or governance of the Company including, without limitation, any decision making, votes or meetings concerning the operation or management of the Company, and shall forfeit its right to designate, replace, remove or retain a Manager.

9.6            Issuance of Additional Membership Interests. Additional Membership Interests may be authorized and issued by the Company upon such terms and conditions as may be approved by a Majority Vote of the Members. Upon the proposed issuance of any such additional Membership Interests, each existing Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Membership Interests equal to the result obtained by multiplying (i) the number of Membership Interests or percentage ownership in the Company evidenced by those Membership Interests by (ii) the percentage ownership in the Company owned by such Member, together with such Member’s proportionate share of the other newly issued Membership Interests as to which other Members fail to exercise their preemptive rights.

Article 10

Miscellaneous

10.1          Entire Agreement. This Agreement (including the exhibits attached hereto and made a part hereof) is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements between the parties with respect to the subject matter hereof.

10.2          Amendment. This Agreement may not be altered, amended, revised, modified or supplemented except by a written agreement signed by all the parties expressly specifying the provisions altered, amended, revised, modified or supplemented. Any party to whom performance is owed under this Agreement may by an instrument in writing extend the time for or waive the performance of any of the obligations of another party or waive compliance by such other party with any of the provisions contained herein.

10.3          Notices. All notices and elections required or permitted hereunder shall be given in writing and delivered in person, sent by bonded overnight courier (e.g., Federal Express, UPS), sent by U.S. Mail postage prepaid, return receipt requested, or by facsimile transmission (provided any such facsimile transmission is confirmed orally or by written confirmation) addressed to the appropriate party at the address for that party set forth below:

If to BTI:

Beard Technologies, Inc.

5600 North May Avenue, Suite 320

Oklahoma City, OK 73112

Attention: Herb Mee, Jr., Vice President

If to PinnOak Parties:

Point Plaza, Suite 300

601 Technology Drive

Canonsburg, PA 15317

Attention: Chief Financial Officer

The address and facsimile number of any party may be changed by notice given in the manner provided in this Section. Any notice given in accordance with this Section shall be deemed to have been given when delivered to the addressee in person, or if transmitted by facsimile transmission, upon receipt of the oral or written confirmation of receipt. A party may change the address, telephone number, and facsimile number to which such communications are to be addressed or made by giving written notice to the other party in the manner provided in this Section.

10.4          Benefits and Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

10.5          Severability. If any provision of this Agreement, or the application of any provision of this Agreement to any party or circumstance, shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such Person or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by applicable law.

10.6          Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, Oklahoma law and to the extent applicable federal law.

10.7          Waiver. The failure of a Member to exercise a right provided for in this Agreement or to give notice of any other Member’s breach or its or the Company’s nonfulfillment of any term or condition of this Agreement shall not constitute a waiver thereof, nor shall the waiver of any right of or any breach or nonfulfillment of any term or condition constitute a waiver of any other right or breach or nonfulfillment of another term or condition.

10.8          Counterparts. This Agreement may be executed in several counterparts, each of which when so executed and delivered shall be an original, but all of which documents shall constitute one instrument.

10.9	Arbitration.

10.9.1    All controversies, claims, disputes or counterclaims arising under or relating to this Agreement, whether they involve a disagreement about its meaning, interpretation, application, performance, breach, termination, enforceability or validity and whether based on statute, tort, contract, common law or otherwise (a “Dispute”) shall be subject exclusively to final and binding arbitration (an “Arbitration”). Any such Arbitration shall be conducted before a single neutral arbitrator of the American Arbitration Association (“AAA”) at Pittsburgh, Pennsylvania and the judgment rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.9.2    In any such Arbitration, the arbitrator shall determine all questions of arbitrability, including, without limitation, the scope of this agreement to arbitrate a Dispute, whether an agreement to arbitrate exists and if so whether it covers the Dispute in question or any other form of disagreement or conflict among the parties to this Agreement whether such Dispute existed prior to or arises after the date of this Agreement.

10.9.3    Any such Arbitration shall be administered by the AAA in accordance with its Commercial Arbitration Rules. Discovery shall be permitted, subject to the discretion and supervision of the arbitrator. The arbitration award shall be in writing. The arbitrator may not make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant; provided, however, that the arbitrator shall not be empowered to award damages in excess of compensatory damages, including punitive damages.

10.9.4    Each party to the Arbitration shall pay its share of the fees and costs of the AAA and for the arbitrator, subject to the arbitrator’s right to reallocate same in favor of the prevailing party or successful party in the Arbitration, provided that the AAA shall be empowered and directed to enter an award by default against any party who declines to pay when required by the AAA its share of such fees and costs.

IN WITNESS WHEREOF, the Members have executed, or caused this Agreement to be executed, as of the date set forth hereinabove.

“Company”

Beard Pinnacle, LLC

By: /s/W. M. Beard

Name:W. M. Beard

Title: Chairman

“BTI”

Beard Technologies, Inc.

By:	/s/Herb Mee, Jr.

Name:  Herb Mee, Jr.

Title:  Vice President

“PinnOak Parties”

Questor Partners Fund II, LP

By: Questor General Partners II, L.P., its general partner

By:	/s/Robert D. Denious

Name:  Robert D. Denious

Title:  Managing Director

Questor Side-By-Side Partners II, LLP

By: Questor General Partners II, L.P., its general partner

By:	/s/ Robert D. Denious
Name:	Robert D. Denious
Title:	Managing Director

Questor Side-By-Side Partners II3(c)1, LP

By: Questor General Partners II, L.P., its general partner

By:	/s/ Robert D. Denious
Name:	Robert D. Denious
Title:	Managing Director

Questor Partners Fund II AIV-1, LLC

By: Questor General Partners II, L.P., its general partner

By:	/s/ Robert D. Denious
Name:	Robert D. Denious
Title:	Managing Director

The Regent Investment Company, L.P.

By:  /s/Benjamin M. Statler

Name:  Benjamin M. Statler

Title:____________________

Statler Family Investment Company, LP

By:  /s/Benjamin M. Statler

Name:  Benjamin M. Statler

Title:____________________

PinnOak Resources Employee Equity Incentive Plan, LLC

By:	/s/Michael F. Nemser

Name:  Michael F. Nemser

Title:  Member

Schedule I

PinnOak Parties

Questor Partners Fund II, LP

Questor Side-By-Side Partners II, LP

Questor Side-By-Side Partners II 3(c)1, LP

Questor Partners Fund II AIV-1, LLC

The Regent Investment Company, L.P.

Statler Family Investment Company, LP

PinnOak Resources Employee Equity Incentive Plan, LLC

Exhibit “A”

Name and Address	Taxpayer ID No.	Membership Interest
Beard Technologies, Inc. 5600 North May Avenue Suite 320 Oklahoma City, OK 73112	73-1372181	25.0000%
Questor Partners Fund II, LP		19.0425%
Questor Side-By-Side Partners II, LP		1.5765%
Questor Side-By-Side Partners II 3(c)1, LP		0.5940%
Questor Partners Fund II AIV-1, LLC		13.6620%
The Regent Investment Company, L.P.		19.4250%
Statler Family Investment Company, LP		15.4500%
PinnOak Resources Employee Equity Incentive Plan, LLC		5.2500%
Total		100.0%